UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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HEXCEL CORPORATION

(Name of Registrant as Specified In Its Charter)

O.S.S. CAPITAL MANAGEMENT LP

OSCAR S. SCHAFER & PARTNERS I LP

OSCAR S. SCHAFER & PARTNERS II LP

O.S.S. OVERSEAS FUND LTD.

O.S.S. ADVISORS LLC

SCHAFER BROTHERS LLC

OSCAR S. SCHAFER

PETER J. GRONDIN

EDWARD A. BLECHSCHMIDT

TIMOTHY D. LEULIETTE

JOACHIM V. HIRSCH

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAJOR HEXCEL SHAREHOLDER OSS CAPITAL MANAGEMENT HIGHLIGHTS CONCERNS ABOUT HEXCEL’S LOW MARGINS

Asserts Low Margins Impeding Hexcel’s Competitiveness and Shareholder Value Creation

In Letter to Shareholders, OSS Capital Poses Five Critical Questions for Hexcel and its Board

Urges Shareholders to Elect a More Qualified Board to Work with Management by Voting for Director Nominees OSS Capital is Proposing

NEW YORK, NY, April 15, 2008 -- OSS Capital Management LP (“OSS Capital”), which together with affiliates beneficially owns approximately 5.3 million common shares of Hexcel Corporation (NYSE: HXL), representing over 5.5% of the Company’s outstanding shares, today announced that it has sent a letter to Hexcel shareholders asserting that Hexcel’s low margins are impeding Hexcel’s business competitiveness and the creation of enhanced shareholder value.

OSS Capital is urging Hexcel shareholders to elect a more qualified Board of Directors to work with Hexcel management and has nominated three independent business executives with proven expertise in industrial global markets, cost cutting, and building shareholder value.

The letter raises five critical questions about Hexcel’s recent filings and other statements which Hexcel has made regarding its business in connection with OSS Capital’s efforts to win election for the director nominees being proposed by OSS Capital.

The full text of the OSS Capital letter to Hexcel stockholders follows:

“April 15, 2008

Dear Fellow Hexcel Stockholder:

In OSS Capital’s opinion, a meaningful margin improvement in Hexcel’s composite business is the key to Hexcel’s global competitiveness, business potential, and creation of enhanced shareholder value. Here are the facts with respect to Hexcel’s margins today versus its direct competition in the composite space:

Hexcel’s Margins Poor Compared to Competitors

Trailing Twelve Months, millions $	Toray	Cytec	Hexcel
Composite revenues	693.0	669.7	975.8

Composite operating income	154.0	132.3	142.8

Operating margin(% revenues)	22.2%	19.8%	14.6%

Hexcel’s lagging margin position has impaired shareholder value yet the company has not provided a plausible explanation for this inferior margin performance.

What’s more, an “apples to apples” margin comparison raises further concern. Toray and Cytec both allocate corporate overhead expenses to their composite subsidiaries, while Hexcel does not. Hexcel had approximately $50 million of unallocated expenses in the trailing twelve months. When Hexcel’s operating income is adjusted to account for corporate overhead, the discrepancy is amplified:

And Are Even Worse on a Fully Allocated Basis

Trailing Twelve Months, millions $	Toray	Cytec	Hexcel*
Composite revenues	693.0	669.7	975.8

Composite operating income	154.0	132.3	142.8

Less 80% of unallocated expense			39.0

Adjusted operating income			103.8

Operating margin (% revenues)	22.2%	19.8%	10.6%

*As Hexcel’s composite business is 80% of corporate revenues, assumes 80% pro-rata allocation of corporate expenses to composite subsidiary

SHAREHOLDERS HAVE EVERY RIGHT TO BE CONCERNED ABOUT HEXCEL’S COST STRUCTURE

Hexcel’s recent statements about its track record – and its April 1, 2008 filing with the SEC – raise key questions which we believe the Board should have been asking of Hexcel management, and our director nominees will ask if elected:

•

How did Hexcel select the companies it claims to be its peers for comparison of performance? Why is it appropriate to include multiple customers in that group? OSS believes this group is cherry-picked, and that Hexcel’s direct peers are the composite subsidiaries of Cytec and Toray, which directly compete with Hexcel for business at Boeing and Airbus.

•	Why did Hexcel include low margin composite “peers” Gurit and SGL Carbon in its analysis, but then conveniently exclude Mitsubishi Rayon, which has composite margins above 25%?
•

How can any investor accept Hexcel’s argument that its margin underperformance is a result of macro-economic “headwinds” given its competitors faced the same “headwinds”? Does Hexcel believe that US health care costs, foreign exchange pressures, the need to invest for growth, wage inflation, and raw material costs are factors unique to Hexcel?

•	Payables surged more than 50% in the fourth quarter of 2007 versus the same period in 2006. Excluding this build up, would there have been any cash in the business at year end?
•

Because cost of goods sold, selling, general, and administrative expenses, and other cost factors are growing roughly in proportion with revenues, the business is not getting any apparent economies of scale advantages. Why?

A better qualified Hexcel Board would be asking these questions and working with management to productively answer and address these issues.

The director nominees proposed by OSS Capital – Ed Blechschmidt, Joachim “Jake” Hirsch, and Timothy Leuliette – have the experience to work with management to get the right answers to these and other critical questions and to put a plan in place to improve margins. They are committed to help build Hexcel’s business and enhance Hexcel’s profitability, which will maximize shareholder value.

Elect the nominees proposed by OSS Capital who are committed to your Hexcel investment achieving its maximum potential.

VOTE THE WHITE PROXY CARD FOR A MORE QUALIFIED BOARD AT HEXCEL.

We thank you for your support.

/s/ Oscar S. Schafer	/s/ Andrew J. Goffe	/s/ Peter J. Grondin

Oscar S. Schafer	Andrew J. Goffe	Peter J. Grondin”